Exhibit 99.1

Contacts: West Marine, Inc.

Tom Moran, Senior Vice President and Chief Financial Officer

Deborah Ajeska, Assistant Vice President of Financial Planning & Analysis

(831) 761-4229

WEST MARINE REPORTS 42% INCREASE IN NET INCOME

FOR SECOND QUARTER OF 2007

WATSONVILLE, CA, July 26, 2007—West Marine, Inc. (Nasdaq: WMAR) today released unaudited operating results for the second quarter of 2007. Net income for the thirteen weeks ended June 30, 2007 increased by 42% to $20.1 million, or $0.92 per share, compared to net income of $14.2 million, or $0.66 per share, for the same period last year. Net income for the second quarter last year included a $3.5 million pre-tax, or $0.09 per share after tax, non-cash asset impairment charge. Net sales for the thirteen weeks ended June 30, 2007 were $247.8 million, a decrease of 6.3% from net sales of $264.5 million for the same period a year ago. West Marine operated 380 stores during the second quarter of 2007, compared to 410 stores during the second quarter of 2006. Comparable store sales decreased 2.9% for the thirteen weeks ended June 30, 2007.

Net income for the twenty-six weeks ended June 30, 2007 was $8.9 million, or $0.40 per share, compared to net income of $2.3 million, or $0.11 per share, for the same period last year, including a $3.5 million pre-tax, or $0.09 per share after-tax, non-cash asset impairment charge. Net sales for the twenty-six weeks ended June 30, 2007 were $373.8 million, a decrease of 5.9% from net sales of $397.2 million for the same period a year ago. Comparable store sales decreased 2.8% for the twenty-six weeks ended June 30, 2007.

Peter Harris, West Marine’s chief executive officer, stated, “The positive earnings progress this year is a direct result of last year’s expense restructuring actions, as well as operating disciplines applied this year. Inventory management, yielding increased productivity while maintaining record assortment levels in stores, has combined with earnings growth to produce continued strong operating cash flow. The second quarter is our most significant revenue and profit period and, amidst the continuing industry retail sales weakness, we are encouraged by progress being made in our financial fundamentals. West Marine remains well-positioned for the future with great people, a solid market presence, and the resources and commitment to serve the boating customer.”

WEBCAST AND CONFERENCE CALL

West Marine will hold a conference call and webcast on Thursday, July 26, 2007 at 8:30 AM Pacific Time to discuss the second quarter 2007 results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the “Investor Relations” section. The earnings release will also be posted on the Internet at www.westmarine.com in the “Press Releases” section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (888) 756-1546 in the U.S. and Canada and (706) 634-1083 for international calls. Please be prepared to give the conference ID number 7376616. The call leader is Peter Harris, West Marine’s President and Chief Executive Officer.

An audio replay of the call will be available July 26, 2007 at 10:00 AM Pacific Time through August 2, 2007 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the U.S. and Canada and (706) 645-9291 for international calls. The access code is 7376616.

ABOUT WEST MARINE

West Marine, the country’s largest specialty retailer of boating supplies and accessories, has 380 stores located in 38 states, Puerto Rico and Canada. Our catalog and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the country’s largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine’s products and store locations, or to start shopping, visit www.westmarine.com or call 1-800-BOATING (1-800-262-8464).

West Marine, Inc.

Condensed Consolidated Statements of Income

(Unaudited and in thousands, except per share data)

	13 Weeks Ended June 30, 2007		13 Weeks Ended July 1, 2006
Net sales	$247,770	100.0%	$264,547	100.0%
Cost of goods sold	161,692	65.3%	174,778	66.1%

Gross profit	86,078	34.7%	89,769	33.9%
Selling, general and administrative expense	52,237	21.0%	59,904	22.6%
Store closures and other restructuring costs	0	0.0%	3,532	1.3%

Income from operations	33,841	13.7%	26,333	10.0%
Interest expense	1,273	0.6%	2,210	0.9%

Income before taxes	32,568	13.1%	24,123	9.1%
Income taxes	12,439	5.0%	9,926	3.7%

Net income	$20,129	8.1%	$14,197	5.4%

Net income per common and common equivalent share:
Basic	$0.93		$0.67
Diluted	$0.92		$0.66

Weighted average common and common equivalent shares outstanding:
Basic	21,754		21,298
Diluted	21,923		21,527

	26 Weeks Ended June 30, 2007		26 Weeks Ended July 1, 2006
Net sales	$373,822	100.0%	$397,188	100.0%
Cost of goods sold	260,924	69.8%	276,183	69.5%

Gross profit	112,898	30.2%	121,005	30.5%
Selling, general and administrative expense	96,073	25.7%	108,034	27.2%
Store closures and other restructuring costs	0	0.0%	3,532	0.9%

Income from operations	16,825	4.5%	9,439	2.4%
Interest expense	2,696	0.7%	4,069	1.0%

Income before taxes	14,129	3.8%	5,370	1.4%
Income taxes	5,245	1.4%	3,099	0.8%

Net income	$8,884	2.4%	$2,271	0.6%

Net income per common and common equivalent share:
Basic	$0.41		$0.11
Diluted	$0.40		$0.11

Weighted average common and common equivalent shares outstanding:
Basic	21,677		21,265
Diluted	21,982		21,503

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	June 30, 2007	July 1, 2006
ASSETS
Current assets:
Cash	$13,754	$20,395
Trade receivables, net	9,752	9,181
Merchandise inventories	280,994	310,853
Deferred income taxes	7,504	6,445
Other current assets	26,148	28,631

Total current assets	338,152	375,505

Property and equipment, net	71,338	77,400
Goodwill	56,905	56,905
Intangibles	211	249
Other assets	3,731	3,602

Total assets	$470,337	$513,661

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71,531	$66,573
Accrued expenses	51,867	48,756

Total current liabilities	123,398	115,329

Long-term debt	53,889	110,056
Deferred items and other non-current liabilities	7,841	8,305

Total liabilities	185,128	233,690

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; 21,796,837 shares issued and 21,773,234 shares outstanding at June 30, 2007, and 21,432,757 shares issued and 21,413,601 shares outstanding at July 1, 2006	22	22
Treasury stock	(348)	(282)
Additional paid-in capital	168,347	162,212
Accumulated other comprehensive income	135	241
Retained earnings	117,053	117,778

Total stockholders’ equity	285,209	279,971

Total liabilities and stockholders’ equity	$470,337	$513,661

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	26 Weeks Ended June 30, 2007	26 Weeks Ended July 1, 2006
OPERATING ACTIVITIES:
Net income	$8,884	$2,271
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,837	11,538
Asset impairment charge	0	3,532
Tax benefit from equity issuance	321	155
Excess tax benefit from stock-based compensation	(328)	(186)
Stock-based compensation	757	1,221
Loss on asset disposals	104	59
Provision (benefit) for deferred income taxes	364	(1,564)
Provision for doubtful accounts	91	189
Changes in assets and liabilities:
Accounts receivable	(4,130)	(3,244)
Merchandise inventories	(26,977)	(32,921)
Prepaid expenses and other current assets	(3,353)	745
Other assets	302	(78)
Accounts payable	33,330	28,890
Accrued expenses	10,043	13,207
Deferred items	519	38

Net cash provided by operating activities	29,764	23,852

INVESTING ACTIVITIES:
Purchases of property and equipment	(10,196)	(10,331)
Proceeds from sale of property	202	12

Net cash used in investing activities	(9,994)	(10,319)

FINANCING ACTIVITIES:
Net repayments on line of credit	(15,138)	(6,944)
Payment of loan costs	0	(102)
Proceeds from sale of common stock pursuant to associate stock purchase plan	562	607
Treasury shares purchased	(66)	(281)
Proceeds from exercise of stock options	2,075	338
Excess tax benefit from stock-based compensation	328	186

Net cash used in financing activities	(12,239)	(6,196)

Net increase in cash	7,531	7,337
CASH AT BEGINNING OF PERIOD	6,223	13,058

CASH AT END OF PERIOD	$13,754	$20,395